EXHIBIT 99.1

Educational Development Corporation Announces Record Fiscal Fourth Quarter, Fiscal Year 2021 Results

TULSA, Okla., May 12, 2021 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports record net revenues and earnings per share results for the fiscal fourth quarter and fiscal year ended February 28, 2021.

Fiscal Year End Highlights Compared to the Prior Year

  Net revenues of $204.6 million, an increase of 81.1%, compared to $113.0 million.
  Net earnings of $12.6 million, an increase of 125.0% compared to $5.6 million.
  Earnings per share was $1.50, compared to $0.68, an increase of 120.6%.

Fourth Quarter Highlights Compared to the Year Ago Quarter

  Net revenues of $40.3 million, an increase of $20.2 million, or 100.1%, compared to $20.1 million.
  Earnings before income taxes were $3.0 million, an increase of $2.3 million, or 328.6%, compared to $703,000.
  Net earnings totaled $2.2 million, compared to $538,100, an increase of $1.6 million, or 303.0%.
  Earnings per share totaled $0.25, compared to $0.06, up 316.7% on a fully diluted basis.

“I am delighted to report our record breaking year that resulted from an increased demand for our quality educational products. Our sales growth during fiscal 2021 translated into significant earnings growth and significant positive cashflows from operations,” said Randall White, President and CEO. “We have used the majority of the cashflows generated to strategically invest in additional capacity to support future growth. Additionally, we retired two term loans early which frees up future cashflows, and returned excess cash to our shareholders in the form of increased quarterly dividends. In combination with our existing Usborne Books & More (“UBAM”) consultants and leaders, the addition of almost 30,000 new sales consultants was a key factor of the accelerated growth we experienced in the second half of the year; and that continues into fiscal 2022. As evidenced by our sales growth, increased profitability and operating cashflows, along with the continued success of our consultants, Educational Development Corporation is not only a great company to work for, but is also well positioned to continue to generate long-term shareholder return,” continued Mr. White.

Net revenues for the direct sales division, UBAM, totaled $38.0 million for the fiscal fourth quarter ended February 28, 2021, an increase of 108.5% from $18.2 million for the fiscal fourth quarter ended February 29, 2020. While initially this division received a boost in sales last spring and summer from parents at home with children needing educational materials, the division’s sales growth since, has been driven by the increased number of active sales consultants. UBAM ended the fiscal year with 57,600 active consultants, which is an increase of 95% over the 29,600 active consultants from a year ago. The growth in the Company’s sales force has been driven by several factors, including: an increase in families looking for non-traditional income streams to supplement, or replace, income lost from the COVID-19 pandemic, a change in new consultant kits that offered lower introductory prices, a restructuring of the UBAM consultant success program that was introduced during the first quarter of fiscal 2021 and technology improvements that have enhanced the customer experience and streamlined the proprietary systems that consultants use to run their business.

Net revenues in the Publishing division increased 21.0%, to $2.3 million for the fiscal fourth quarter ended February 28, 2021, from $1.9 million for the same quarter a year ago.

Mr. White concluded, “We are encouraged to see rebounding sales from our Publishing division, as retail stores are re-opening across the United States. We are also optimistic about the returning sales from UBAM sales channels that were negatively impacted by the COVID-19 pandemic; including sales to schools and libraries along with sales at booths and fair events. Returning sales from these channels are expected to have a positive impact on our next fiscal year.”

The board approved a quarterly cash dividend of $0.10 per share, which will be paid on, or around, June 17, 2021 to shareholders of record on June 2, 2021.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended February 28 (29),		Twelve Months Ended February 28 (29),
	2021	2020	2021	2020

NET REVENUES	$40,343,000	$20,161,900	$204,635,100	$113,011,900

EARNINGS BEFORE INCOME TAXES	3,013,100	703,000	17,230,800	7,751,900

INCOME TAXES	844,800	164,900	4,606,800	2,106,800
NET EARNINGS	$2,168,300	$538,100	$12,624,000	$5,645,100

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.26	$0.06	$1.51	$0.68
Diluted	$0.25	$0.06	$1.50	$0.68

DIVIDENDS PER SHARE	$0.10	$0.05	$0.32	$0.20

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	8,347,427	8,370,021	8,352,474	8,318,412
Diluted	8,644,427	8,370,021	8,426,724	8,323,128

EDC will host its Fiscal 2021 Annual Earnings Call, including a live Q&A webcast, on Tuesday, May 18, 2021 at 3:00 PM CT (4:00 PM ET). Randall White, the Company’s Chief Executive Officer and President, Craig White, Chief Operating Officer, Heather Cobb, Chief Sales and Marketing Officer and Dan O’Keefe, Chief Financial Officer and Secretary, will present the annual results and be available for questions following the presentation. Phone lines for participants will be available at (855) 639-3876. The conference ID is 8469478.

Audio replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children.  EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books.  EDC’s current catalog contains over 2,000 titles, with new additions semi-annually.  Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Investor Relations:
Three Part Advisors, LLC
Steven Hooser, (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.